Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (SEC File No. 333-169229) of Lotus Pharmaceuticals, Inc. of our report dated March 28, 2011 relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of Lotus Pharmaceuticals, Inc. for the years ended December 31, 2010 and 2009.

/s/ Friedman LLP

New York, New York

March 28, 2011